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                                                                 EXHIBIT 5
                                                                 ---------

                                 June 7, 1996

PetroCorp Incorporated
16800 Greenspoint Parkway Drive
Suite 300, North Atrium
Houston, Texas 77060

            Re:  1992 PetroCorp Stock Option Plan

Dear Sirs:

     We have acted as counsel for PetroCorp Incorporated, a Texas corporation (the "Company"), in connection with the proposed offering of up to 957,357 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company pursuant to the 1992 PetroCorp Stock Option Plan (the "Plan").

     In connection therewith, we have examined among other things, the Articles of Incorporation and the Bylaws of the Company, and the relevant corporate proceedings with respect to the registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration of the Common Stock under the Securities Act of 1993, as amended (the "Registration Statement").

     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the shares of Common Stock to be issued by the Company, when issued in accordance with the Plan, subject to the Registration Statement becoming effective under the Securities Act of 1933, as amended, and to compliance with applicable Blue Sky laws, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under "Interest of Named Experts and Counsel" in the Prospectus forming a part of the Registration Statement.

                                          Very truly yours,


                                          MAYOR, DAY, CALDWELL & KEETON, L.L.P.